Execution Version

[**] = Identified information has been excluded from this exhibit because it is both (i) information that the Company customarily and actually treats as private or confidential and (ii) is not material.

Exhibit 10.2

[**] = Identified information has been excluded from this exhibit because it is both (i) information that the Company customarily and actually treats as private or confidential and (ii) is not material

EXCLUSIVE LICENSE AGREEMENT
BETWEEN
THE RESEARCH INSTITUTE AT NATIONWIDE CHILDREN’S HOSPITAL
AND
SAREPTA THERAPEUTICS, INC.

This Exclusive License Agreement (the “Agreement”) is entered into as of the last date of the signatures below (the “Effective Date”) by and between the Research Institute at Nationwide Children’s Hospital, 700 Children’s Drive, Columbus, OH 43205 (“Research Institute”) and Sarepta Therapeutics, Inc., a Delaware corporation having offices at 215 First Street, Cambridge, MA 02142 (“Licensee”).

RECITALS

1. Research Institute has conducted and continues to conduct a research and clinical development program to advance the development of a microdystrophin-based gene therapy known as rAAVrh74.MHCK7.micro-dystrophin for the treatment of Duchenne muscular dystrophy, which program has resulted in certain intellectual property and data, and regulatory authorizations, including the Licensed Technology (as defined below).

2. Licensee is a biopharmaceutical company developing innovative RNA-targeted therapeutics for life threatening diseases including neuromuscular disorders.

3. Research Institute and Licensee are parties to an Exclusive Option Agreement dated December 29, 2016 (the “Exclusive Option Agreement”) and a Sponsored Research Agreement dated December 29, 2016, (as amended, by the First Amendment thereto (the “First Amendment”) dated as of April 1, 2018, the Second Amendment thereto (the “Second Amendment”) dated as of April 29, 2018, and the Third Amendment thereto (the “Third Amendment”) dated as of August 30, 2018, the “Sponsored Research Agreement”), pursuant to which agreements Licensee has the option to acquire a license under the Institution Project IP and under the Option Technology. Pursuant to the Sponsored Research, the safety and efficacy of a microdystrophin-based gene therapy known as rAAVrh74.MHCK7.micro-dystrophin currently is being evaluated in a Phase I/IIa clinical trial (ClinicalTrials.gov Identifier: NCT03375164) (the “Phase I/IIa Trial”).

4. Research Institute and Licensee are parties to the following agreements in support of Licensee’s rights under the Exclusive Option Agreement and its participation in the Sponsored Research: (i) a Non-Exclusive License Agreement (the “Non-Exclusive License Agreement”) dated as of April 19, 2018; (ii) a Material Transfer Agreement (the “Transgene MTA”) dated as of April 27, 2018; (iii) a Material Transfer Agreement (the

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“Tissue Sample MTA”) dated as of April 25, 2018; (iv) a Technology Transfer and Non-Exclusive License Agreement (the “Analytical Method Technology Transfer Agreement”) dated as of April 18, 2018; and (v) a Technology Transfer, Consultancy and Non-Exclusive License Agreement (the “Production Process Technology Transfer Agreement”) dated as of April 18, 2018.

5. Licensee has exercised the Option and the Sponsor Option, and Research Institute is willing to grant Licensee a license to exploit the Licensed Technology as required by the Exclusive Option Agreement and the Sponsored Research Agreement in accordance with the terms and conditions set forth below.

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby agreed, Research Institute and Licensee hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1 Definitions. The capitalized terms used herein shall have the meanings set forth below in this Section 1.1 unless otherwise expressly defined in this Agreement.

1.1.1
“Affiliate” shall mean any entity that, at the relevant time, directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with a Party to this Agreement. For the purpose of this definition, “ownership” or “control” shall mean: (a) the direct or indirect possession or ownership of greater than fifty percent (50%) of the outstanding voting stock of the entity; (b) the right to receive more than fifty percent (50%) of the profits or earnings of the entity; (c) the power to appoint or remove a majority of the board of directors of the entity; or (d) the power to direct the management and policies of the entity. For clarity, an entity’s status as an Affiliate shall terminate if, at any time, such entity is not within the definition listed above; provided; however, the obligations of that entity shall continue until their purposes are fulfilled in accordance with the terms and conditions of this Agreement.
1.1.2
“Affiliate Defined Under the SRA” shall mean with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with such person or entity, during the term of such control. A person or entity will be deemed to be “controlled” by any other person or entity if such other person or entity: (a) possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise, (b) has direct or indirect ownership of fifty percent (50%) or more (in the aggregate) of the voting power of all outstanding shares entitled to vote at a general election of directors of the person or entity or (c) has direct or indirect ownership of fifty percent (50%) or more of the equity interests in a partnership or a limited liability company.

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1.1.3
“Ancillary Agreements” shall mean collectively the Non-Exclusive License Agreement, the Transgene MTA, the Tissue Sample MTA, the Analytical Method Technology Transfer Agreement, and the Production Process Technology Transfer Agreement.
1.1.4
“Change of Control” shall mean: (a) the acquisition, either directly or indirectly, by any Third Party of more than fifty percent (50%) of the voting stock of Licensee; (b) any merger or consolidation, including a series of transactions amounting to the foregoing, involving Licensee that requires a vote of the stockholders of Licensee; or (c) the transfer to any Third Party of all or substantially all the assets of Licensee relating to the subject matter of this Agreement.
1.1.5
“Commercially Reasonable Efforts” shall mean, with respect to a Licensed Product, efforts and resources that are no less than those committed by other companies in the pharmaceutical, biopharmaceutical or biotechnology industry for the research, development or commercialization of similarly situated products or services at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles, of similar market and commercial potential, taking into account relevant factors, including the competitiveness of the market place, the proprietary position of the products or services and that of third parties, patient availability, and the regulatory structure involved. Commercially Reasonable Efforts requires that Licensee: (a) promptly assign responsibility for such obligations or tasks to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.
1.1.6
“Designated Manufacturer” shall mean Brammer Bio MA, LLC or another entity approved in writing by Research Institute.
1.1.7
“EMA” shall mean the European Medicines Agency, or any successor agency thereof.
1.1.8
“End User” shall mean a Third Party (natural or otherwise) whose use of a Licensed Product results in its consumption, destruction, loss of activity and/or loss of value.
1.1.9
“Exclusive Licensed Patents” shall mean all Patent Rights, Institution Patent Rights, Joint Patent Rights, and Mixed-Product Patent Rights. Exhibit A-1 sets forth a list of the Exclusive Licensed Patents existing as of the Effective Date in accordance with the following categories: (i) Patent Rights, (ii) Institution Patent Rights, (iii) Joint Patent Rights, and (iv) Mixed-Product Patent Rights.

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1.1.10
“Exclusive Technical Information” shall mean any Technical Information that: (a) is or relates solely to product specifications, chemical structure, process descriptions, analytical testing reports, clinical protocols, regulatory correspondence and filings, or preclinical data, including preclinical pharmacology, drug metabolism and pharmacokinetics data, for a Licensed Product; (b) is described in Exhibit E; and (c) is not in the public domain as a result of activities by Research Institute; and does not include the Technical Information listed in Exhibit F.
1.1.11
“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.
1.1.12
“Field of Use” shall mean all uses of Licensed Products for Duchenne Muscular Dystrophy and Becker Muscular Dystrophy in humans.
1.1.13
“First Commercial Sale” shall mean the first use, sale, transfer or other disposition for value of a Licensed Product that is not a Non-Commercial Disposition by Licensee or its Sublicensees after such Licensed Product has received Regulatory Approval.
1.1.14
“Gene Therapy Product” shall mean the gene therapy product that is: (a) the subject of the Sponsored Research, including the product known as [**].
1.1.15
“Institution” shall mean Research Institution.
1.1.16
“Institution Inventions” shall mean all Inventions conceived, made, created, developed or, in the case of any patentable Invention, Invented, during the Term as Defined in the SRA, in the planning or conduct of the Sponsored Research, solely by one or more employees of Institution.
1.1.17
“Institution Patent Rights” shall mean any and all: (a) patent applications, including all provisional applications, priority applications, continuations, continuations-in-part, divisions and all patents, reissues and reexaminations granted thereon; (b) all supplementary protection certificates and extensions thereof; and (c) all U.S. and foreign counterparts of any of the foregoing; in each case claiming Institution Inventions.
1.1.18
“Institution Project IP” shall mean Institution Inventions, Institution Patent Rights and Institution’s interest in the Joint Inventions and Joint Patent Rights.
1.1.19
“Invented” shall mean the act of invention by inventors, as determined in accordance with United States patent laws.
1.1.20
“Invention” shall mean any discovery, invention, creation, improvement or modification, whether or not patentable, including, but not limited to, processes, methods, formulas, technical information, materials, compositions, formulas, biological materials, assays, compounds,

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techniques, computer software and documentation, data and know-how, together with any patent, copyright or other intellectual property rights therein.
1.1.21
“Joint Inventions” shall mean all Inventions conceived, made, created, developed or, in the case of any patentable Invention, Invented, during the Term as Defined in the SRA, in the planning or conduct of the Sponsored Research, jointly by one or more employees of Licensee or its Affiliates Defined Under the SRA and one or more employees of Institution.
1.1.22
“Joint Patent Rights” shall mean any and all: (a) patent applications, including all provisional applications, priority applications, continuations, continuations-in-part, divisions and all patents, reissues and reexaminations granted thereon; (b) all supplementary protection certificates and extensions thereof; and (c) all U.S. and foreign counterparts of any of the foregoing; in each case claiming Joint Inventions.
1.1.23
“License Year” shall mean each calendar year during the Term, provided that the first License Year shall begin on the Effective Date of this Agreement and run until December 31 of the same calendar year and the final License Year shall end on the date of expiration or termination of this Agreement.
1.1.24
“Licensed Inventions” shall mean: (a) the Institution Inventions and Research Institute’s entire rights, title and interests in and to Joint Inventions for which the applicable Sponsor Option has been exercised; and (b) the Technology; in each case excluding [**].
1.1.25
“Licensed Patents” shall mean collectively Exclusive Licensed Patents, Platform Patents and Other Patents.
1.1.26
“Licensed Product” shall mean each of: (a) the Gene Therapy Product; and (b) any gene therapy product that: [**].
1.1.27
“Licensed Technology” shall mean the Licensed Patents, the Licensed Inventions and the Technical Information.
1.1.28
“Licensed Territory” shall mean worldwide.
1.1.29
“Materials” shall mean all materials identified on Exhibit C of the Sponsored Research Agreement.
1.1.30
“Milestone Event” shall mean any milestone event set forth in Section 4.2.2 corresponding to a Milestone Payment.
1.1.31
“Milestone Payment” shall mean any milestone payment set forth in Section 4.2.2 corresponding to a Milestone Event.

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1.1.32
“Mixed-Product Patent Rights” shall mean: (a) all patents or patent applications owned or controlled by Research Institute that claim the Gene Therapy Product: (i) identified in Exhibit A-1 as Mixed-Product Patent Rights; or (ii) disclosed to Research Institute during the Term as Defined in the SRA; (b) all patents and patent applications filed in any country in the Licensed Territory that directly or indirectly claim priority to, have common priority with, or claim the benefit of, the patents or patent applications described in clause (a), including without limitation all provisional or priority patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates, international applications and utility models; (c) all patents granting from (a) and (b); and (d) all extensions based on any of the foregoing; in each case only to the extent claiming the Gene Therapy Product.
1.1.33
“NCH Technology” shall have the meaning set forth in Exhibit F, incorporated herein by reference.
1.1.34
“Net Sales” shall mean the gross amount invoiced (and any amounts received but not invoiced) by Licensee or any of its Affiliates or other Sublicensees for the use, sale, transfer or other disposition for value of Licensed Products to the End User, less the following, to the extent documented as attributable to the Licensed Products: [**]. In the event Licensed Products are put into use, sold, transferred or otherwise disposed of other than in an arms-length transaction, except for a Non-Commercial Disposition, or if Licensee or its Affiliates or other Sublicensees receive consideration other than cash for Licensed Products, then the invoiced amount shall be [**]. Notwithstanding the foregoing, [**].
1.1.35
“Non-Commercial Disposition” shall mean the use, sale, transfer or other disposition of a Licensed Product by or among Licensee, its Sublicensees and a Third Party as follows: (a) any transfer of a Licensed Product by Licensee or its Sublicensees for a bona fide charitable purpose without consideration of any kind, including a compassionate use program, patient assistance program, named patient, expanded access or other similar programs, so called “treatment IND sales,” “named patient sales” or use under the ATU system in France or other equivalent systems; (b) any transfer of a Licensed Product for use in studies where the Licensed Product is provided by Licensee or its Sublicensees without charge, or a commercially reasonable number of units of Licensed Product transferred for no consideration for marketing purposes (e.g., samples), but not for resale by the Third Party.
1.1.36
“Option” shall mean an exclusive option to acquire a license under the Option Technology in the Territory for all uses in humans.
1.1.37
“Option Product” shall mean: (a) any product or process, including a service, claimed by a Valid Claim or whose use is claimed by a Valid Claim;

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(b) [**]; and (c) any other product or process with respect to which Licensee, or an Affiliate or Sublicensee, incorporates or references some or all of the Exclusive Technical Information in its new drug application or marketing authorization application submitted to the FDA or the EMA to seek approval to market such product in the United States or in the European Union; in each case: (i) excluding [**]; and (ii) only to the extent of the gene therapy product expressing micro-dystrophin and not to the extent of any other protein expressed.
1.1.38
“Option Product IND” shall mean any investigational new drug application relating to an Option Product that Research Institute files with the FDA or any foreign equivalent thereof, including the Product IND.
1.1.39
“Option Technology” shall mean the Patent Rights, the Technology, and the Option Product IND.
1.1.40
“Option Term” shall mean the period beginning on December 29, 2016 and ending: (a) two (2) months following the date of delivery by Research Institute to Licensee of: (i) pre-treatment dystrophin expression data and (ii) the first post-treatment dystrophin expression data, in each of (i) and (ii) obtained from all patients, including any placebo patients, under the Phase I Clinical Study or Phase II Clinical Study of the first Option Product to undergo such a Phase I Clinical Study or Phase II Clinical Study pursuant to the Research Plan in the Sponsored Research Agreement; or (b) the Effective Date.
1.1.41
“Orphan Drug Designation” shall mean a designation under Section 526 of the Federal Food, Drug, and Cosmetic Act as amended by section 2 of the Orphan Drug Act (sections 525-528 (21 U.S.C. 360aa-360dd)) or any grant of a corresponding designation by a corresponding Regulatory Authority outside of the United States.
1.1.42
“Other Patents” shall mean: (a) all patents or patent applications owned or controlled by Research Institute identified in Exhibit A-2; (b) all patent and patent applications filed in any country in the Territory that directly or indirectly claim priority to, have common priority with, or claim the benefit of, the patents or patent applications described in clause (a), including without limitation all provisional or priority patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates, international applications and utility models; (c) all patents granting from (a) and (b); and (d) all extensions based on any of the foregoing; in each case only to the extent claiming the Gene Therapy Product. Exhibit A-2 sets forth a list of the Other Patents existing as of the Effective Date.
1.1.43
“Party” shall mean either Licensee or Research Institute, and “Parties” shall mean both Licensee and Research Institute.

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1.1.44
“Patent Rights” shall mean: (a) all patents or patent applications owned or controlled by Research Institute claiming the Technology; (b) all patent and patent applications filed in any country in the Territory that directly or indirectly claim priority to, have common priority with, or claim the benefit of, the patents or patent applications described in clause (a), including without limitation all provisional or priority patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates, international applications and utility models; (c) all patents granting from (a) and (b); and (d) all extensions based on any of the foregoing.
1.1.45
“Phase I Clinical Trial” shall mean an initial study of an investigational new drug in humans designed to determine the metabolism and pharmacological actions of the drug in humans and the side effects associated with increasing doses, as described in 21 C.F.R. §312.21(a) or the equivalent regulation in a foreign jurisdiction.
1.1.46
“Phase I/II Clinical Trial” shall mean an initial study of an investigational new drug in humans that is designed to satisfy the requirements of 21 C.F.R. § 312.21(a) and (b) or the equivalent regulation in a foreign jurisdiction.
1.1.47
“Phase II Clinical Trial” shall mean a study of an investigational new drug in humans to determine the safety, dose ranging or efficacy of the drug in humans, as described in 21 C.F.R. §312.21(b) or the equivalent regulation in a foreign jurisdiction.
1.1.48
“Phase III Clinical Trial” shall mean a study of an investigational new drug in humans that is designed to satisfy the requirements of 21 C.F.R. § 312.21(c) or the equivalent regulation in a foreign jurisdiction.
1.1.49
“Platform Patent Rights” shall mean: (a) all patents or patent applications owned or controlled by Research Institute that claim [**]; (b) all patents and patent applications filed in any country in the Licensed Territory that directly or indirectly claim priority to, have common priority with, or claim the benefit of, the patents or patent applications described in clause (a), including without limitation all provisional or priority patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates, international applications and utility models; (c) all patents granting from (a) and (b); and (d) all extensions based on any of the foregoing; in each case only to the extent claiming the Gene Therapy Product.
1.1.50
“Product IND” shall mean the complete investigational new drug application that Research Institute files with the FDA with respect to the Gene Therapy Product with the IND number identified on Exhibit E.

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1.1.51
“Regulatory Approval” shall mean with respect to a particular Licensed Product, receipt of all regulatory clearances, registrations, licenses, authorizations or approvals (which in the case of the E.U. may be through the centralized procedure) required in the jurisdiction in question for the sale of the applicable product or service in such jurisdiction, including receipt of pricing approval, if any, legally required for such sale.
1.1.52
“Regulatory Authority” shall mean any applicable government regulatory health authority involved in granting clearances or approvals for the manufacturing, marketing or pricing of a Licensed Product, including the FDA and the EMA.
1.1.53
“Regulatory Exclusivity” shall mean, with respect to a Licensed Product in a country, any exclusive marketing right, data exclusivity right or other exclusivity status conferred by any Regulatory Authority with respect to such Licensed Product in such country, other than an Exclusive Licensed Patent, that limits or prohibits a Third Party from: (a) relying on pivotal safety or efficacy data generated by or for the Parties with respect to a Licensed Product in an application for Regulatory Approval of a product or (b) commercializing a Licensed Product.
1.1.54
“Research Personnel” shall mean [**].
1.1.55
“Research Plan” shall mean the research plan set forth in Exhibit A of the Sponsored Research Agreement.
1.1.56
“Research Results” shall mean all data and information generated in the performance of the Sponsored Research and any research reports furnished to Licensee under the Sponsored Research Agreement, including descriptions of experiments conducted under the Research Plan and corresponding analyses and conclusions, but excluding Institution Inventions, Sponsor Inventions and Joint Inventions.
1.1.57
“Royalty Period” shall mean on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing on the First Commercial Sale of a Licensed Product in a country and ending upon the later of: (a) the expiration of the last to expire Valid Claim of the Exclusive Licensed Patents in such country, or (b) the end of Regulatory Exclusivity of such Licensed Product in such country.
1.1.58
“Royalty Quarter” shall mean each of the calendar quarter periods during the Term following the First Commercial Sale of a Licensed Product; provided that the first Royalty Quarter of this Agreement shall begin on the date of the First Commercial Sale of a Licensed Product and end on the last day of the calendar quarter in which such date occurs.
1.1.59
“Sponsor” shall mean Licensee.

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1.1.60
“Sponsor Inventions” shall mean all Inventions conceived, made, created, developed or, in the case of any patentable Invention, Invented, during the Term as Defined in the SRA, in the planning or conduct of the Sponsored Research, solely by one or more employees or independent contractors of Sponsor or its Affiliates Defined Under the SRA.
1.1.61
“Sponsor Option” shall mean an exclusive option to acquire an exclusive, world-wide, sublicensable license under the Institution Project IP pursuant to the Sponsored Research Agreement.
1.1.62
“Sponsored Research” shall mean the activities described in the Research Plan.
1.1.63
“Sublicense” shall mean any agreement, however captioned and regardless of how the conveyances are referred to therein, in which Licensee directly or indirectly: (a) grants or otherwise conveys any of the rights licensed hereunder; (b) agrees not to assert any of the rights licensed hereunder; (c) has agreed not to practice any right licensed hereunder, regardless of how Licensee refers to such person or entity therein; and/or (d) permit the making, offering for sale using, selling or importing of Licensed Product. For clarity, a permitted assignment of this Agreement in accordance with Section 12.2 hereof shall not be deemed a Sublicense hereunder.
1.1.64
“Sublicense Remuneration” shall have the meaning set forth in Section 4.5.
1.1.65
“Sublicensee” shall mean any entity granted rights directly or indirectly through a Sublicense.
1.1.66
“Technical Information” shall mean in each case to the extent selected by Research Institute to provide hereunder and existing as of the Effective Date, or during the Term as Defined in the SRA to the extent arising thereunder: (a) research and development data and information, unpatented inventions, and know-how pertaining to specific Licensed Products, including manufacturing information and any other data or information generated prior to the Effective Date; and (b) tangible materials pertaining to or comprising specific Licensed Products; in each case that is reasonably necessary or useful for the research, development, manufacture or commercialization of such specific Licensed Products; provided, however, manufacturing information is limited to that known as of the Effective Date. For clarity, Technical Information shall include all information and tangible materials described in Exhibit F but solely to the extent that it relates to the Gene Therapy Product defined in Section 1.1.14(a).
1.1.67
“Technology” shall mean the inventions described in [**].
1.1.68
“Term as Defined in the SRA” shall mean the term, unless earlier terminated in accordance with the terms of the Sponsored Research Agreement,

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beginning on the Effective Date (as defined in the Sponsored Research Agreement) and ending upon the earlier of (a) the date of completion of all activities relating to the Sponsored Research, as set forth in the Research Plan or b) the date that is [**] after the Effective Date (as defined in the Sponsored Research Agreement).
1.1.69
“Territory” shall mean all countries in the world.
1.1.70
“Third Party” shall mean any person or entity other than the Parties.
1.1.71
“Valid Claim” shall mean: (i) a claim of an issued patent included within the Exclusive Licensed Patents, which claim has not (a) expired, lapsed, been permanently canceled, dedicated to the public, disclaimed or become abandoned, (b) been declared unpatentable, invalid, unenforceable, revoked, or canceled by a final decision or judgment of a court or other appropriate body or authority of competent jurisdiction that is not appealable or cannot be appealed, or (c) been admitted to be invalid or unenforceable; or (ii) a claim of a pending application included within the Exclusive Licensed Patents, which claim has not been canceled, withdrawn, abandoned or disallowed without the possibility of appeal or re-filing of the application and that has not been continuously pending for more than [**] from the earliest priority date from which such claim takes priority, unless and until such claim becomes an issued claim of an issued patent in which case it shall again be considered a Valid Claim under clause (i) above.

1.2 Interpretation. Each definition in this Agreement includes the singular and the plural. References to any statute or regulation mean such statute or regulation, as amended from time to time, and include any successor legislation, regulations, guidelines and policies promulgated therefrom. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. The Exhibits attached hereto are hereby incorporated by reference into and shall be deemed a part of this Agreement. The term “including” shall mean “including but not limited to.”

Article II
LICENSE GRANTS AND RESERVATION OF RIGHTS

2.1 Grants.

2.1.1 Patent and Invention Licenses. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, Research Institute hereby grants to Licensee an exclusive, royalty-bearing, non-transferable (except as provided under Section 12.2) license in the Field of Use and Licensed Territory, with the right to grant Sublicenses (as provided in Section 2.1.3), under (i) all Exclusive Licensed Patents, and (ii) all Licensed Inventions, in each of (i) and (ii), solely to make, have made, use, sell, offer to sell, and import Licensed Products throughout the Licensed Territory solely within the Field of Use. For clarity, subject to Research Institute’s reserved rights

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under Section 2.3 and compliance with Section 2.4, the foregoing license is exclusive even as to Research Institute.

2.1.2 Technical Information License. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, Research Institute hereby grants to Licensee a non-transferable (except as provided under Section 12.2) license in the Field of Use and Licensed Territory, with the right to grant Sublicenses (as provided in Section 2.1.3), to use the Technical Information solely to research, develop, manufacture and commercialize Licensed Products throughout the Licensed Territory and for only the Field of Use. The foregoing license is exclusive as to the Exclusive Technical Information and non-exclusive as to any Technical Information that is not Exclusive Technical Information. The Technical Information is provided “AS IS.” Research Institute shall transfer a copy of or give access to all Exclusive Technical Information, solely for a Licensed Product in the Field of Use, as set forth on Exhibit E in its possession or control to Licensee within thirty (30) days of the Effective Date unless otherwise set forth on Exhibit E or already provided under the Ancillary Agreements, and otherwise have no further obligation regarding the Technical Information. Subject to Section 13.1, the Technical Information is provided to Licensee solely for the purpose as set forth in this Section 2.1.2 and no other purpose, with no equitable or legal title transferring. Exclusive Technical Information shall be returned or its destruction certified upon request by Research Institute upon the termination of this Agreement, subject to Section 11.3.1. Nothing herein shall be construed as a sale of the Technical Information. Licensee is obtaining access to the Licensed Technology solely for a Licensed Product in the Field of Use, but not the secrecy thereof. Research Institute is not obligated to maintain the Technical Information, excluding the Exclusive Technical Information solely for a Licensed Product in the Field of Use, as Confidential Information; provided, however, that the terms and conditions of Section 10.4 shall apply to Technical Information solely for a Licensed Product in the Field of Use.

2.1.3 Covenant Not to Sue. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, Research Institute, for itself, its Affiliates and its or their respective heirs, executors, administrators, successors, and assigns, hereby covenants and irrevocably agrees that it shall not, anywhere in the Licensed Territory, directly or indirectly assert any legal or equitable cause of action, suit or claim against Licensee or its Sublicensees (the “Covenant Beneficiaries”) asserting infringement or other violation of the Other Patents and the Platform Patents in the Field of Use solely for the making, having made, using, selling, offering for sale or importation of any Gene Therapy Product in the Licensed Territory within the Field of Use. The foregoing right under this Section 2.1.3 is non-transferable (except as provided under Section 12.2).

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2.1.4 Sublicenses. Subject to the terms and conditions of this Agreement and Licensee and each Sublicensee’s compliance therewith, Licensee may grant Sublicenses through multiple tiers to the rights licensed to Licensee in Sections 2.1.1 and 2.1.2 provided that Licensee does so by written agreement consistent with the terms and conditions of this Agreement. Licensee agrees to provide Research Institute with: (a) the identity of any Sublicensee; and (b) a true, correct and complete copy of the terms of any Sublicense and any amendment to it; provided that, Licensee may redact from such copy confidential terms of such Sublicense that relate to the technical characteristics of any product or otherwise are not necessary for Research Institute to monitor compliance by Licensee or such Sublicense with the terms and conditions of this Agreement. Each Sublicense shall terminate upon termination of this Agreement; provided that Research Institute shall enter into licenses with Sublicensees pursuant to Section 11.3.2. Licensee shall remain liable for each Sublicensee’s compliance with the Sublicense as if such entity was performing as Licensee under the terms and conditions of this Agreement, and Research Institute shall have the right to audit Sublicensees to ensure such compliance, subject to Section 4.7. Notwithstanding anything to the contrary herein, only a Designated Manufacturer may be a Sublicensee of the NCH Technology.

2.1.5 Additional Designated Manufacturer. Technology transfer to additional Designated Manufacturers may be made in a subsequent technology transfer and consultancy agreement having substantially the same terms as the Production Process Technology Transfer Agreement.

2.1.6 Affiliates. Research Institute acknowledges and accepts that subject to the terms and conditions of this Agreement and Licensee’s and its Affiliate’s compliance therewith, Licensee may exercise its rights and perform its obligations under this Agreement either directly or through one or more of its Affiliates acting as a Sublicensee, under a Sublicense in compliance with Section 2.1.3. Without limiting other terms and conditions of this Agreement Licensee will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates as if such Affiliate was performing as Licensee under the terms and conditions of this Agreement.

2.2 No Encumbrances. Except as otherwise permitted under Section 2.2, Research Institute shall not enter into any agreement that grants any Third Party any right or license, or option or other right to obtain any right or license, under any Licensed Technology to the extent of the Licensed Product in the Field of Use (other than the Other Patents, Platform Patents or Technical Information that is not Exclusive Technical Information). Licensee acknowledges and agrees that Research Institute is permitted to practice and have practiced, including without limitation to grant any Third Party any right or license under, intellectual and/or tangible property rights including without limitation the Licensed Technology, to express oligonucleotides that when provided to humans lead to the expression of dystrophin.

2.3 Reservation of Rights.

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2.3.1 Research Institute reserves on behalf of itself and its Affiliates: (a) all rights, titles and interests not expressly granted in Sections 2.1.1 and 2.1.2; (b) the right to practice and have practiced the Licensed Technology for the purpose of performing non-profit, non-clinical research for internal educational and teaching purposes (and the right to publish the results of such non-clinical research, subject to Article X); and (c) the right to use the Licensed Technology to perform the Sponsored Research. For purposes of clarity, notwithstanding anything to the contrary in this Agreement, the terms of the Sponsored Research Agreement shall control with respect to the publication of any clinical trial data or results that are Research Results.

2.3.2 This Agreement does not convey and Research Institute retains all rights, titles and interests, including conveyances by implication, estoppel or otherwise, in tangible or intangible property rights, including any patents, know-how, tangible materials, or other inventions or discoveries, that are not the Licensed Technology except as granted in Sections 2.1.1 and 2.1.2.

2.4 Government Rights. Licensee understands that the Licensed Patents may have been conceived or may be first actually reduced to practice with funding from the U.S. government. Licensee agrees that (a) all rights granted under the Licensed Patents shall be limited by and subject to the rights of the U.S. government, as applicable, and Licensee shall comply and enable Research Institute to comply with all obligations to the U.S. government, including those set forth in 35 U.S.C. §200 et al., regarding substantially manufacturing and practicing Licensed Products covered by such Licensed Patents in the U.S., unless waived; and (b) on an annual basis, Licensee shall report to Research Institute whether or not it qualifies as a “small business firm” as defined in 37 C.F.R. 401.14(a)(5).

2.5 Acknowledgement. Licensee, on behalf of itself, its Affiliates and Sublicensees, including the Designated Manufacturer, agrees not to practice or have practiced the Licensed Technology outside the Field of Use.

Article III
DUE DILIGENCE BY LICENSEE

3.1 Due Diligence by Licensee. Licensee represents and warrants to Research Institute, to induce Research Institute to enter into this Agreement, that Licensee: (a) shall use Commercially Reasonable Efforts to, either itself or through its Affiliates or other Sublicensees, develop and obtain Regulatory Approval to sell the Licensed Products, and make Licensed Products commercially available to the public within the Field of Use in any country in the Licensed Territory where Regulatory Approval has been obtained so that public utilization and practical application of the Licensed Technology results therefrom; and (b) has, or shall obtain within a reasonable period of time after the Effective Date, the expertise necessary to develop, market and sell Licensed Products.

3.2 Development Plan. Licensee has provided Research Institute with the development plan attached as Exhibit B describing the steps Licensee will take to develop the Licensed Technology and make or have made and sell Licensed Products in the Field of Use and throughout the Licensed

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Territory; provided, however, Licensee shall be entitled, from time to time, to make such commercially reasonable adjustments to such development plan as Licensee believes, in its good faith judgment, are advisable, and consistent with Licensee’s obligations in this Article 3.

3.3 Development Report. Within thirty (30) days following the end of each License Year, Licensee shall provide Research Institute with a written development report containing at least the information set forth in Exhibit C, and describing in detail: (a) as of that License Year, all development and marketing activities for each Licensed Product and the names of all Sublicensees, including Affiliates, to which Licensee has extended the license granted herein during such License Year; and (b) an updated development plan for the next License Year which shall, notwithstanding Section 12.3, amend Exhibit B of this Agreement when accepted by Research Institute.

3.4 Development Milestones. Licensee (either itself or through its Sublicensees) shall achieve the following development milestones by the dates specified, in each case with respect to one (1) Licensed Product. Licensee shall promptly notify Research Institute upon the achievement of each of the development milestones, identify whether the Licensee or its Sublicensee is responsible for the achievement of such milestone, and the actual date of such achievement. In the event that marketing of a Licensed Product commences in the United States following Regulatory Approval, all of the milestones set forth in Section 3.4 that have not previously been achieved will be deemed to have been achieved for the purposes of this Agreement. For example, if BLA approval of a Licensed Product is obtained on the basis of an accelerated approval without Phase III Clinical Trial data, then the milestone set forth in Section 3.4.3 shall be deemed to have been achieved.

3.4.1 [**]

3.4.2 [**]

3.4.3 [**]

3.4.4 [**]

3.5 Requirements. If prior to receiving BLA approval from the FDA and commencing marketing of a Licensed Product in the United States, Licensee believes that it will not achieve one or more of the Milestone Events specified in Section 3.4 by the deadlines indicated therein, it shall notify Research Institute in writing thereof in advance of the relevant deadline. Licensee shall include with such notice a reasonable explanation of the reasons for such failure despite having used Commercially Reasonable Efforts. If Licensee so notifies Research Institute and such explanation is acceptable to Research Institute (in its reasonable discretion), or, in any event, if such failure to meet the Milestone Event is due to circumstances beyond Licensee’s reasonable control (such as patent infringement issues or regulatory issues), then the Parties shall negotiate in good faith a reasonable plan, including a reasonable extended timeframe, for achieving such milestone and upon agreement on the plan, and notwithstanding anything to the contrary herein, Licensee shall not be deemed to be in breach of the relevant milestone. In addition, if Licensee is in material breach of Section 3.4, the Research Institute may terminate this Agreement pursuant to Section 11.2.2. For clarity, if Licensee ceases development of a Licensed Product prior to achieving all the milestones in Section 3.4, but has commenced a Phase I Clinical Trial of a second Licensed

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Product and continues with that Licensed Product to achieve the remaining milestones, then it will not be deemed to have breached Section 3.4 with respect to the first Licensed Product.

3.6 Remedy. Licensee’s material failure to perform any of its obligations specified in Article 3 shall constitute a material breach of this Agreement and Research Institute shall have the right and option at its sole election to terminate this Agreement as provided in Section 11.2.2 (including its notice and cure requirements) in whole or in part, or convert Licensee’s exclusive license to a non-exclusive license.

3.7 Development Records. Licensee shall continuously maintain customary documentation evidencing that Licensee is pursuing development of Licensed Products as required herein. Such documentation may include invoices for studies of Licensed Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Service to obtain tax credits, if available, for research and development of Licensed Products. Licensee shall permit Research Institute and/or an independent auditor who is reasonably acceptable to Licensee to audit the development records at Research Institute’s expense subject to the same procedures and restrictions set forth for audit of financial records in Section 4.7.

Article IV
PAYMENTS

4.1 License Issue Fee. Licensee shall pay Research Institute a non-creditable and non-refundable license issue fee in the amount of [**] ($[**]), within seven (7) days of Effective Date. For the convenience of Licensee, Research Institute will provide Licensee with an invoice for the license issue fee. The license issue fee accrues and is due to Research Institute regardless of whether Research Institute issues any invoice.

4.2 License Maintenance Fee. Licensee shall pay Research Institute the non-creditable and non-refundable license maintenance fees and Milestone Payments as follows.

4.2.1 Annual Payment. Licensee shall pay to Research Institute [**] dollars ($[**]) per year, payable within [**] following each anniversary of the Effective Date; provided, however, that Licensee’s obligation to pay this fee shall end on the date of the First Commercial Sale for which Licensee pays Research Institute the corresponding Annual Minimum pursuant to Section 4.4. For the convenience of Licensee, Research Institute will provide Licensee with an invoice for the annual payment. The annual payment accrues and is due to Research Institute regardless of whether Research Institute issues any invoice.

4.2.2 Milestone Payments.

Licensee shall pay to Research Institute Milestone Payments in the amounts specified below upon the first occurrence of each of the following Milestone Events for each Licensed Product to achieve such Milestone Event. Each Milestone Payment set forth in this Section 4.2.2 is payable only once per Licensed Product. For clarity, Licensee shall pay Research Institute no more

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than [**] dollars ($[**]) in development Milestone Payments per Licensed Product and no more than [**] dollars ($[**]) in sales Milestone Payments per Licensed Product. Licensee shall notify Research Institute in writing within [**] following the achievement of each Milestone Event described in this Section 4.2.2. For the convenience of Licensee, Research Institute will provide Licensee with an invoice following receipt of such written notice from Licensee, and Licensee shall pay the associated Milestone Payment within [**] of the receipt of such invoice. These Milestone Payments accrue and are due to Research Institute regardless of whether Research Institute issues any invoice.

Development Milestone Event	Milestone Payment
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
Sales Milestone Event	Milestone Payment
[**]	$[**]
[**]	$[**]
[**]	$[**]

Notwithstanding anything to the contrary herein, in the event that more than one of the Sales Milestone Events in this Section 4.2.2 is achieved in the same calendar year for the same Licensed Product and indication, [**].

4.3 Earned Royalty.

4.3.1 Licensee shall pay to Research Institute during the Royalty Period a non-creditable and non-refundable royalty of [**] percent ([**]%) of Net Sales of all Licensed Products.

4.3.2 Net Sales shall accrue upon the first of invoice, shipment or other disposition of Licensed Product.

4.3.3 In the event Licensee challenges the validity or enforceability of any of the Licensed Patents and is unsuccessful, [**].

4.4 Minimum Royalties. Commencing with the first full License Year that commences after the First Commercial Sale of a Licensed Product, Licensee shall pay Research Institute in each License Year a non-refundable annual minimum royalty payment in the amount of $[**] per License Year (the “Annual Minimum”) within [**] following the first day of each License Year. The Annual

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Minimum for a given License Year shall be creditable against the royalty payments made by Licensee to Research Institute under Section 4.3 in such License Year.

4.5 Sublicensing Payments. Licensee shall pay to Research Institute a percentage of the remuneration received by Licensee for each Sublicense, [**] (such remuneration, “Sublicense Remuneration”), as set forth below:

4.5.1 [**] percent ([**]%) of Sublicense Remuneration attributable to a Licensed Product received between the Effective Date and the completion of a Phase II Clinical Trial for such Licensed Product.

4.5.2 [**] percent ([**]%) of Sublicense Remuneration attributable to a Licensed Product received between the completion of a Phase II Clinical Trial for such Licensed Product and the first Regulatory Approval of such Licensed Product.

4.5.3 [**] percent ([**]%) of Sublicense Remuneration attributable to a Licensed Product received following the first Regulatory Approval of such Licensed Product.

For clarity, Sublicense Remuneration shall exclude [**]. Sublicensing payments shall be made to Research Institute by or on the due date of the report for the Royalty Quarter in which the Sublicense Remuneration was received or, if prior to First Commercial Sale, within [**] of receipt by Licensee.

4.6 Royalty Payment and Report. Licensee shall notify Research Institute of the achievement of the First Commercial Sale within [**] thereof. Within [**] after the end of each Royalty Quarter, Licensee shall provide to Research Institute a written report, due even if there are no Net Sales, detailing Licensee’s and its Sublicensees’ sales and development activities during the Royalty Quarter. Each report shall: (a) be substantially in the form attached as Exhibit D; (b) be certified as accurate and complete by an authorized official of Licensee or its Sublicensee; and (c) set forth a full accounting of any amounts due, including the description and number of Licensed Products manufactured, used, transferred and/or otherwise disposed of, the calculation of Net Sales of such Licensed Products on a country-by-country basis, including an itemized listing of any allowable deductions or credits, if any, under this Agreement, including Licensed Products used, sold, transferred or otherwise disposed of based on Non-Commercial Disposition under subsections (b) or (c) of the definition, the total royalty payment and remuneration due during such Royalty Quarter, any amounts due for Annual Minimums or milestones, exchange rates used and the method of calculation of amounts due Research Institute for such Royalty Quarter, including any sublicensing payments and royalties received and payable. Concurrent with the making of each such report, Licensee shall include payment due. If no payment is due for the Royalty Quarter, Licensee shall so state.

4.7 Accounting. Licensee shall keep and maintain and shall require all of its Sublicensees to keep and maintain complete, accurate, and continuous records for a period of six (6) years from the date of creation, which show the manufacture, transfer, use, and other disposition of Licensed Products. Such records shall include general ledger records showing cash receipts and expenses,

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and records which include production records, customers, and related information, in sufficient detail to determine the amounts payable hereunder. Licensee shall permit Research Institute and/or an independent accountant who is reasonably acceptable to Licensee reasonable access once during any calendar year, to audit during ordinary business hours, such records as may be necessary to verify or determine royalties or other payments paid or payable under this Agreement; provided that Research Institute shall give Licensee reasonable prior written notice [**] prior to conducting any such audit, and that Research Institute or the independent accountant may audit any given period only once. Licensee may require the auditor to sign a customary nondisclosure agreement prior to undertaking any such inspection, and any and all books, records, reports and other documents inspected by such auditor shall be deemed Licensee’s Confidential Information. The auditor shall not disclose to Research Institute any information other than the information relating to the accuracy of reports and payments delivered under this Agreement, and any such information delivered to Research Institute, including in the form of an audit report, shall be deemed Confidential Information of both Parties. Licensee shall pay Research Institute unpaid amounts due hereunder, plus interest as set forth in Section 4.9, within thirty (30) days after receiving a written audit report. Research Institute shall pay the cost and expense of the audit unless the results of the audit reveal an under-reporting or an underpayment due Research Institute of [**] percent ([**]%) or more, in which case Licensee shall reimburse Research Institute for the costs and expenses of the audit within [**] of receipt of invoice.

4.8 Self-audit. Licensee shall conduct [**] an independent audit at least every two (2) years if annual sales of Licensed Products are over [**] dollars ($[**]). The audit shall address, at a minimum, the amount of Net Sales during the audit period, any payment amounts owed to Research Institute under this Agreement, and whether the amounts owed have been paid to Research Institute and are reflected in the reports and records of the Licensee as reported to Research Institute. Licensee shall submit promptly to Research Institute: (a) the auditor’s certified report upon completion; and (b) unpaid amounts due hereunder, plus interest as set forth in Section 4.9, within [**] after receiving such audit report.

4.9 Interest. The royalty and other payments set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of [**] The acceptance of the payment of such interest shall not foreclose Research Institute from exercising any other rights or remedies it may have.

4.10 Payment Procedures. All payments due from Licensee hereunder shall be made in U.S. dollars by check or money order payable to the “Research Institute at Nationwide Children’s Hospital.” With respect to transfers in countries outside the United States, payments shall be made in U.S. dollars at the rate of exchange published in The Wall Street Journal on the close of business on the last banking day of each Royalty Quarter in which the royalty accrues. Such payments shall reference the Research Institute tax identification number [**] and shall be remitted to the address for Research Institute specified in Section 12.1 of this Agreement.

4.11 Taxes. All amounts payable to Research Institute under this Agreement are net of all taxes and other charges, and Licensee shall pay, and shall indemnify and hold the Research Institute harmless against, all taxes, transfer fees and other charges levied by any taxing authority on account of license fees, royalties or any other sums payable under this Agreement. Licensee shall deliver to Research Institute copies of all official tax receipts.

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Article V
PATENT MANAGEMENT

5.1 Prosecution, Defense and Maintenance of Licensed Patents. Provided that Licensee timely makes all of its payments under this Agreement, Research Institute shall use reasonable efforts consistent with its normal practices to prosecute and maintain the Licensed Patents in the Field of Use and Licensed Territory and Licensee shall cooperate with all lawful requests of Research Institute in effectuating such efforts.

5.1.1 Consultation. Research Institute shall reasonably consult with Licensee on material matters regarding the prosecution of the Exclusive Licensed Patents within the Field of Use and Licensed Territory and implement all reasonable requests made by Licensee regarding such matters. Research Institute shall provide Licensee with a draft of all significant correspondence or filings with governmental patent offices related to the Exclusive Licensed Patents to review and comment in advance as reasonably possible in advance of filing and Research Institute shall cause any reasonable comments of Licensee to be included in any such correspondence or filing. Licensee shall make information available to Research Institute that is reasonably requested to support the prosecution of the Exclusive Licensed Patents.

5.1.2 Control. Without limiting its obligations to Licensee under Section 5.1.1, Research Institute has the right to make final decisions regarding Licensed Patents including determining whether or not, and where, to: (a) file and prosecute patent applications; (b) maintain the patents with respect to Licensed Patents; and (c) unless the Parties agree otherwise with respect solely to the Exclusive Licensed Patents, to defend Challenge Actions. If Licensee elects to discontinue payment for the Licensed Patents as otherwise required by Section 5.2.1, and provided such payments do not relate to any action or proceeding commenced at the request of Licensee, including without limitation a Challenge Action or Infringement Action, then Licensee shall give prompt written notice of such election to Research Institute at least [**] before the date of the corresponding patent application-related or patent-related action or fee is due, and in any event so as to provide Research Institute a reasonable amount of time to meet any applicable deadline to establish or preserve such patent or patent application in the applicable country or region if it elects to do so in its sole discretion. In the event that Licensee does not provide at least [**] notice, Licensee shall remain responsible for the documented costs and expenses incurred by Research Institute.

Notwithstanding anything to the contrary herein, Licensee is not permitted to discontinue payment for any action or proceeding commenced or defended at the request of Licensee, including without limitation a Challenge Action or Infringement Action. Failure to strictly comply with Licensee’s payment obligations constitutes a material breach of this

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Agreement for which Research Institute may terminate this Agreement pursuant to Section 11.2.2, without limiting any other rights or remedies available to Research Institute, including without limitation as provided under Section 5.2.2.

The Parties agree that they share a common legal interest to get valid enforceable patents and that each Party will maintain as privileged all information received from the other Party pursuant to this Section 5.1. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents or their Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

5.1.3 Notice. Each Party shall promptly inform the other Party of all matters that come to its attention that may affect the filing, prosecution, defense or maintenance of the Exclusive Licensed Patents in the Field of Use.

5.2 Patent Costs.

5.2.1 Costs. [**]

5.2.2 Loss of Rights, Continuing Payment Obligation. If Licensee has provided notice of its election to discontinue payment for the Licensed Patents as set forth in Section 5.1.2, or fails to pay any invoice submitted by Research Institute for those costs or expenses within [**]s after the date of that invoice, then the corresponding patent or patent application shall be excluded from the Licensed Patents, and all rights relating to such patent applications and patents included in or derived therefrom shall revert to Research Institute without further obligation to Licensee and may be freely licensed by Research Institute to others. If Licensee elects not to pay the patent costs for the filing, prosecution, defense and/or maintenance of any patent application or patent in any country, and Research Institute acting in reliance on that election ceases to prosecute that patent application, defend such rights or maintain that patent in that country where Research Institute has a good faith belief it was entitled to continue to prosecute, defend or maintain such patent or patent application, then Licensee agrees that it and its Sublicensees shall not sell any product or practice any process claimed in that patent as issued, or in the case of an application, claimed at the time Licensee notifies Research Institute of its decision not to support the application, unless Licensee pays royalties under this Agreement on sales in that country at the rate set forth in Section 4.3 as if such patent or patent application was included in the Licensed Patents.

5.3 Patent Term Extensions. For each Licensed Product, the Parties shall cooperate in: (a) selecting a patent within the Exclusive Licensed Patents to seek a term extension for; and/or (b) seeking a supplementary protection certificate in relation thereto from the Exclusive Licensed

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Patents; each in accordance with the applicable laws of any country. Research Institute agrees to execute any documents and to take any additional actions as Licensee may reasonably request in connection therewith. [**].

5.4 Challenge. In the event Licensee challenges the patentability, validity or enforceability of any of the Licensed Patents, Licensee agrees that it shall: (a) give Research Institute [**] prior written notice; (b) continue to make all payments set forth herein directly to Research Institute; (c) not make any payment in escrow or other account; and (d) continue to comply and require any Sublicensee to comply with the terms and conditions of this Agreement. For purposes of clarity, no payment made to Research Institute is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Licensed Patents do not include valid claims.

Article VI
INFRINGEMENT

6.1 Notice. Each Party shall promptly notify the other Party in writing of any actual or suspected infringement of any Exclusive Licensed Patent by a Third Party in the Field of Use regarding a product that what would be Licensed Product if licensed hereunder of which it becomes aware and furnish all available evidence thereof (“Infringement Notice”). Each Party shall promptly notify the other Party in writing of its receipt of a notification of a biosimilar application based on a Licensed Product for which a biosimilar application is filed with the FDA by a Third Party pursuant to 42 U.S.C. §262(k). Both Parties shall use reasonable efforts and cooperate to terminate infringement in the Licensed Territory and within the Fields of Use without litigation.

6.2 Licensee Abatement.

6.2.1 Commencing on the Effective Date, [**]. In furtherance of such right, Research Institute shall cooperate with Licensee, including considering in good faith joining an Infringement Action as reasonably requested (except that Research Institute shall not be required to join suit even if joinder is required for Licensee to maintain standing due to procedural requirements), and executing all applicable documents necessary for Licensee to initiate, and prosecute such actions or proceedings, without expense to Research Institute. [**].

As used herein, any action or proceeding (including a declaratory judgment action, interference, opposition, inter partes review, or other post-grant proceeding or nullification action) brought in a court of law or a patent office that challenges the patentability, validity or enforceability of any Licensed Patent, requires the defense of the Licensed Patents or that seeks a determination that any Infringing Product does not infringe or misappropriate any Licensed Patent is a “Challenge Action”.

6.3 Research Institute Abatement.

6.3.1 If, within [**] after the date of the Infringement Notice, [**].

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6.4 Settlement. The abating Party shall have the right to reasonably settle an action filed pursuant to Section 6.2 or Section 6.3, provided that such settlement does not: (i) impose any material obligations on the other Party beyond the obligations imposed on either Party under this Agreement; (ii) compromise the Exclusive Licensed Patents; or (iii) admit fault. In the event the abating Party is Licensee, the foregoing does not permit Licensee to grant rights other than to a Sublicensee pursuant to Section 2.1.4.

Article VII
REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS

7.1 Licensee’s Representations and Warranties. Licensee represents and warrants to Research Institute that: (a) it is and shall be at all times during the Term a valid legal entity existing under the law of its state with the power to own all of its properties and assets and to carry on its business as it is currently being conducted; (b) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this valid, binding and enforceable Agreement; (c) it shall comply with the terms and conditions of this Agreement and all applicable international, national, or local laws and regulations in its performance under this Agreement and development, manufacture and sale, use, transfer and other disposition of the Licensed Products; and (d) its execution, delivery, and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound.

7.2 Research Institute’s Representations and Warranties. Research Institute represents and warrants to Licensee that: (a) it is and shall be at all times during the Term a valid legal entity existing under the law of its state with the power to own all of its properties and assets and to carry on its business as it is currently being conducted; (b) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this valid, binding and enforceable Agreement; (c) it has the right to grant the licenses granted hereunder; and (d) to Research Institute’s knowledge without an obligation to investigate, its execution, delivery and performance of this Agreement shall not conflict with the terms of any other agreement to which it is a party or by which it is bound.

7.3 Disclaimers. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND EACH PARTY ON BEHALF OF ITSELF AND ITS AFFILIATES AND SUBSIDIARIES EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED TECHNOLOGY; THAT ANY PATENT SHALL ISSUE BASED UPON ANY OF THE PENDING LICENSED PATENTS; REGARDING THE TECHNICAL INFORMATION, INCLUDING THE EXCLUSIVE TECHNICAL INFORMATION; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF LICENSED PRODUCTS SHALL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS. THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS IS ASSUMED BY LICENSEE. LICENSEE AGREES THAT IN NO EVENT SHALL THE Research Institute, ITS AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES,

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REPRESENTATIVES, STUDENTS, INDEPENDENT CONTRACTORS OR AGENTS, BE RESPONSIBLE OR LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES WHATSOEVER, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE AND PRODUCT LIABILITY), STRICT LIABILITY, CONTRACT OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, NOTHING SHALL LIMIT Research Institute REMEDIES OR ABILITY TO RECOVER DAMAGES, INCLUDING INCREASED DAMAGES, FOR WILLFUL INFRINGEMENT OR MISAPPROPRIATION IN THE EVENT Research Institute ASSERTS ITS INTELLECTUAL PROPERTY RIGHTS. Research Institute AGREES THAT IN NO EVENT OTHER THAN PURSUANT TO SECTION 8.1 SHALL LICENSEE, ITS AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, STUDENTS, INDEPENDENT CONTRACTORS OR AGENTS, BE RESPONSIBLE OR LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES. THE ABOVE LIMITATIONS ON LIABILITY APPLY EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

7.4 No Warranties to Third Parties. Licensee shall not make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever that are inconsistent with this Agreement.

Article VIII
INDEMNITY & INSURANCE

8.1 Indemnity. Licensee on behalf of itself and its Affiliates, Sublicensees and subcontractors shall indemnify, hold harmless, and defend Research Institute, its Affiliates and subsidiaries, and their respective officers, directors, employees, representatives, students, agents, and independent contractors (“Research Institute Indemnitees”) from and against any and all claims, suits, losses, damages, costs, fees, and expenses, of any kind whatsoever in law or in equity, including reasonable attorneys’ fees, expert witness fees, and court costs, resulting from or arising out of or relating to Licensee’s, its Affiliates’, and/or other Sublicensees’ and/or any other party to whom access to the Licensed Technology are provided: (a) breach of this Agreement and/or the corresponding Sublicense or other agreement relating to the Licensed Technology and/or Licensed Products; (b) exercise or practice of the rights granted hereunder, including the manufacture, sale, offer for sale, importation, keeping, or use of Licensed Products and product liability relating to the same; (c) acts or omissions of negligence or willful misconduct; and/or any order for damages, including attorneys’ fees, all expenses and costs, that may be made against Research Institute Indemnitees in such proceeding.

8.2 Insurance. Licensee shall obtain and maintain at all times during the Term and after, and shall require its Sublicensees, including Affiliates, to obtain and maintain insurance sufficient to ensure all obligations to Research Institute and its Affiliates and subsidiaries hereunder, including without affecting the generality of the foregoing: (a) insurance for all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities resulting from, arising out of or relating to this Agreement; and (b) comprehensive general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers in amounts sufficient to cover their respective activities and indemnity obligations. Further without affecting the generality of the foregoing, such insurance shall: (i)

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provide an appropriate and standard level of coverage considering the size of Licensee, the type of Licensed Product and standards in the industry, which in any event shall not be less than the amount required to satisfy Licensee’s obligations to Research Institute Indemnitees; and (ii) include Research Institute Indemnitees as additional insureds. At Research Institute’s request, Licensee shall furnish a certificate of insurance evidencing the policy’s compliance herewith. Licensee is required to provide Research Institute with [**] prior written notice of cancellation or material change in such policy. Notwithstanding the foregoing, Licensee shall maintain no less than [**] dollars ($[**]) in general liability products liability coverage.

8.3 Procedure. Any Research Institute Indemnitee seeking indemnification under Section 8.1 shall provide Licensee with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought; provided that, a Research Institute Indemnitee’s failure to do so shall not affect the rights of such Research Institute Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee. The Research Institute Indemnitee shall cooperate with Licensee in such defense as requested and shall permit Licensee to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Research Institute Indemnitee shall have the right to retain its own counsel, at its own expense. Licensee shall keep Research Institute fully informed in writing on Licensee’s actions regarding the indemnification obligations hereunder and of Licensee’s defense(s) of any claim under this Article 8. Licensee shall not enter into any settlement, consent judgment, or other voluntary final disposition of any action in a manner that imposes any material obligation on, or that makes any admission of liability on behalf of Research Institute Indemnitees (including compromising the validity or enforceability of Exclusive Licensed Patents and/or Technical Information) or makes any public statements relating to Research Institute Indemnitees without Research Institute’s prior written consent.

Article IX
ACKNOWLEDGEMENTS; NO USE OF NAMES OR ENDORSEMENT

9.1 Acknowledgements. Promptly after the Effective Date of this Agreement the Parties will jointly agree and issue a press release regarding this Agreement. In the absence of joint agreement, not to be unreasonably withheld, neither Party will issue a press release or other form of public announcement regarding this Agreement and activities hereunder.

9.2 No Use of Names. Except as otherwise expressly permitted by this Agreement, Licensee shall not, without the prior written consent of Research Institute, identify Research Institute, or any Affiliate of Research Institute, in any advertising or other promotional materials to be disseminated to the public or use the name of Research Institute or its Affiliates or any of their respective faculty members, employees, or students, or any trademark, service mark, trade name, or symbol owned by or associated with Research Institute, and/or any Affiliate of Research Institute, provided that, Licensee may identify Research Institute or its Affiliates as required to convey that this Agreement, and the Licensed Technology granted hereunder, exist and have been entered into, between Licensee and Research Institute. Except as otherwise expressly permitted by this Agreement, Research Institute shall not, without the prior written consent of Licensee, identify Licensee, or any Affiliate of Licensee, in any advertising or other promotional materials to be disseminated to the public or use the name of Licensee or its Affiliates or any of their respective

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directors, officers or employees, or any trademark, service mark, trade name, or symbol owned by or associated with Licensee, and/or any Affiliate of Licensee, provided that, Research Institute may identify Licensee or its Affiliates as required to convey that this Agreement, and the Licensed Technology granted hereunder, exist and have been entered into, between Licensee and Research Institute.

9.3 No Endorsement. Notwithstanding anything to the contrary, Research Institute and its Affiliates do not directly or indirectly endorse any product or service provided, or to be provided, by Licensee, its Affiliates and/or Sublicensees, including the Licensed Product. Licensee its Affiliates and/or Sublicensees shall not state or imply any endorsement by Research Institute or its Affiliates or any of their employees.

Article X
CONFIDENTIALITY

10.1 Definition. The Parties agree to keep and maintain any information or materials identified as confidential by the disclosing Party (“Disclosing Party”) when provided to the other Party (“Receiving Party”) individually and collectively (“Confidential Information”) in confidence and shall not disclose, use or otherwise make available the Confidential Information during and for five (5) years after the Term except as reasonably necessary to fulfill its obligations or exercise its rights under this Agreement and provided that any party receiving disclosure has agreed to an obligation of confidentiality and prohibition on use at least as protective as this Article 10. In no event shall Licensee or anyone receiving Confidential Information from Licensee use such Confidential Information in any manner detrimental to Research Institute, its Affiliates or their respective rights. Receiving Party has the right to disclose Confidential Information received from Disclosing Party to its Affiliates, agents and independent contractors and their respective employees under an obligation of confidentiality at least as stringent as provided for herein. Licensee remains liable for the compliance of its Sublicensees, subcontractors and any other party receiving Confidential Information from Licensee. Confidential Information disclosed under the: (a) Mutual Confidentiality Disclosure Agreement by and between the Parties dated as of September 29, 2015; (b) the Sponsored Research Agreement; or (c) any of the Ancillary Agreements shall, in each case ((a)-(c)), be deemed Confidential Information under this Agreement, and is subject to the terms and conditions of this Agreement; provided, however, Technical Information relating to NCH Technology shall be maintained by Licensee and Sublicensees, including Designated Manufacturers as a trade secret of Research Institute until such time as Research Institute authorizes otherwise in writing.

10.2 Exceptions. Confidential Information does not include any information or material that Receiving Party reasonably demonstrates:

(a) by adequate written records that it knew or possessed prior to its receipt from Disclosing Party;

(b) is in the public domain through no act or omission of the Receiving Party or anyone accessing Confidential Information therefrom;

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(c) is subsequently lawfully disclosed to Receiving Party by a Third Party free of any obligations of confidentiality; or

(d) by adequate and contemporaneous written records has been independently developed by employees of the Receiving Party or its Affiliates without knowledge or use of or reliance on the Disclosing Party’s Confidential Information.

Confidential Information specific to particular products or circumstances shall not be deemed to be within the exceptions stated in Section 10.2 merely if embraced by general disclosures regarding other products or circumstances. A combination of features shall not be deemed to be within the foregoing exceptions merely if the individual features of such combination qualify.

10.3 Permitted Disclosure. Notwithstanding Section 10.1 if Receiving Party is required by law, regulation or court order (including in connection with any filing with the United States Food and Drug Administration and the United States Securities and Exchange Commission) or the rules of any securities exchange to disclose the Confidential Information, it shall have the right to do so provided that Receiving Party shall (a) provide prompt written notice to Disclosing Party of the existence, terms and circumstances of such required disclosure; (b) allow the Disclosing Party to offer its objections to the production of the applicable Confidential Information; (c) cooperate with the Disclosing Party to take legally available steps to limit such disclosure, including by reasonably assisting the Disclosing Party in its efforts to obtain a protective order or other remedy of Disclosing Party’s election; (d) disclose only those portions of Confidential Information that the Receiving Party is, in the opinion of its counsel, legally obligated to disclose, and (e) seek confidential treatment for all Confidential Information so disclosed.

10.4 Publication. Research Institute shall make academically reasonable efforts without an obligation to investigate to furnish Licensee with a final draft of any proposed publication, presentation or other public disclosure on a Licensed Product made by Research Institute at least [**] in advance of the submission of such proposed publication, presentation or other public disclosure in order for Licensee to review and comment thereon. Research Institute shall consider Licensee’s suggestions for modifications as long as the neutrality and scientific character of the publication is not impaired. If the proposed publication, presentation or other public disclosure contains Confidential Information that is desired by Licensee to be patented, then Licensee shall have the right to require that Research Institute delay such publication, presentation or other public disclosure for a period of [**] after expiration of the [**] review period set forth above, to enable the Parties to seek protection for the information intended to be disclosed in such proposed publication, presentation or other disclosure. All proposed publications submitted to a journal or other forum of publication shall be drafted in accordance with all applicable International Committee of Medical Journal Editors (“ICMJE”) guidelines. If required by the journal to which a proposed publication is submitted or requested by a Party, the publishing Party shall acknowledge the contributions of the Materials in such publication and may use the name of a Party solely for such purpose.

10.5 Publicity. Subject to Section 9.1, following the execution of this Agreement, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld,

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conditioned or delayed, except that a Party may: (a) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosures of the information contained in such press release or other written statement without the further approval of the other Party, and (b) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

Article XI
EXPIRATION & TERMINATION

11.1 Expiration. This Agreement commences on the Effective Date and, unless earlier terminated in accordance with its terms, expires at the end of the last to expire Royalty Period (the “Term”). Upon expiration (but not termination) of this Agreement and subject to compliance with the surviving rights, the licenses granted under Section 2.1.1 and Section 2.1.2 shall automatically convert to a non-exclusive, perpetual, irrevocable, fully paid-up license, limited to the Field of Use and subject to Sections 2.2-2.5.

11.2 Termination.

11.2.1 Convenience. Licensee may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product and country-by-country basis for convenience at any time after the first anniversary of the Effective Date by giving written notice to Research Institute at least [**] prior to the effective date of termination.

11.2.2 Material Breach. A Party may terminate this Agreement immediately upon notice to the other Party if such Party is in material breach of this Agreement and such breach is not cured within [**] after written notice thereof. If either Party initiates a dispute resolution procedure under Section 12.7 to resolve a dispute or controversy regarding the material breach for which termination is being sought and is diligently pursuing such procedure, then the cure period set forth in this Section 11.2.2 will be tolled during the pendency of such dispute resolution procedure.

11.2.3 Bankruptcy. Unless prohibited by law, Research Institute may terminate this Agreement immediately without notice to Licensee in the event of: (a) the bankruptcy, insolvency (either a deficit in net worth or the inability to pay debts as they mature), or dissolution of Licensee; (b) Licensee making an assignment for the benefit of its creditors or an offer of settlement, extension, or composition to its unsecured creditors generally; or (c) the appointment of a trustee, conservator, receiver, or similar fiduciary for Licensee for substantially all of the assets of Licensee.

11.2.4 Litigation. Research Institute may immediately terminate this Agreement, unless prohibited by law, if Licensee or any Sublicensee directly or indirectly brings any litigation against Research Institute

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regarding the subject matter of this Agreement unless such action or proceeding is: (a) for Research Institute’s uncured material breach of a contractual obligation, recklessness or willful misconduct, (b) brought in defense of Research Institute’s assertion of any Licensed Patent against Licensee or a Sublicensee or (c) brought by a Third Party that after the Effective Date acquires or is acquired by Licensee or a Sublicensee or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, provided that such litigation commenced prior to the closing of such acquisition. In the event Research Institute is a prevailing party, Licensee agrees to promptly pay Research Institute for all costs and expenses of the suit including reasonable attorneys’ fees and court costs.

11.3 Consequences of Termination.

11.3.1 Reversion of Rights. Upon the termination of this Agreement, all rights granted immediately revert to Research Institute and Licensee agrees not to practice or have practiced the Licensed Patents or the Technical Information, with the exception of any Technical Information solely in the Field of Use that Licensee can demonstrate by written evidence: (a) Licensee knew or possessed prior to its receipt from Research Institute; (b) is in the public domain through no act or omission of Licensee or anyone accessing such Technical Information therefrom; (c) is subsequently lawfully disclosed to Licensee by a Third Party free of any obligations of confidentiality; or (d) is independently developed by employees of Licensee or its Affiliates without knowledge of or access to such Technical Information. All Confidential Information of the other Party shall be returned or destruction certified, at the Disclosing Party’s election provided that the Receiving Party shall be permitted to retain one copy of the Confidential Information in order to verify its compliance hereunder.

11.3.2 Sublicense Survival. Upon the termination of this Agreement, Licensee shall promptly notify its Sublicensees of such termination, and any Sublicense will be automatically revoked. However, Sublicensees shall have the right to enter into a written license agreement with Research Institute, through which such Sublicensee shall become bound to Research Institute on substantially the same terms and conditions (including financial terms) as it was bound to Licensee under the Sublicense (in view of this Agreement), but only to the extent that each such financial term is no less favorable to Research Institute than those in this Agreement; provided, however, Research Institute shall not have any obligations under the new license agreement that are greater than or inconsistent with the obligations of Research Institute under this Agreement. If any Sublicensee desires to enter into such a license agreement, it shall be wholly the responsibility of that Sublicensee to notify Research Institute of such desire within [**] after the effective date of termination of this Agreement after which Research Institute shall have no further obligations. Subject to Sublicensee’s ability to comply with Section 2.4, Research Institute hereby agrees to enter into

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such written license agreement, with modifications as is reasonably necessary to accommodate the functional and structural differences between Licensee and Research Institute and to carry forward obligations of Licensee under the Agreement.

11.3.3 Surviving Rights and Obligations. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement. Without limiting the foregoing, the following provisions shall survive any termination or expiration of this Agreement: Articles 1, 7, 8, 10, 11, 12 and Article 13.

11.3.4 [**].

Article XII
MISCELLANEOUS PROVISIONS

12.1 Notices. All notices required or permitted to be given under this Agreement shall be effective when sent to the applicable Party’s address set forth below or to such other address as may be designated by written notice and given in writing, with reference to this Agreement, and when: (a) delivered personally; (b) sent by electronic mail, receipt confirmed; (c) [**] after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) [**] after deposit with a commercial overnight carrier, with written verification of receipt.

To Research Institute: Research Institute at Nationwide Children’s Hospital

Attention: Director, Office of Technology Commercialization

700 Children’s Drive

Columbus, Ohio 43205

Phone: [**]

Email: [**]

With Copy to: Legal Services

Nationwide Children’s Hospital

700 Children’s Drive

Columbus, Ohio 43205

Email: [**]

To Licensee: Sarepta Therapeutics, Inc.

215 First Street, Suite 415

Cambridge, MA 02142

Attention: General Counsel

Ty Howton

Email: [**]

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

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Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: David M. McIntosh

Email: [**]

12.2 Assignment. This Agreement is personal to Licensee and may not be assigned, transferred or delegated, in whole or in part, by Licensee without the prior written consent of Research Institute, which shall not be unreasonably withheld. Provided, however, that Licensee may assign this Agreement to an Affiliate or along with all or substantially all of its assets to which this Agreement relates to any Affiliate or to any entity with which it may merge or consolidate or to which it may sell all or substantially all of its assets, without obtaining the consent of Research Institute provided that such assignee assumes in writing all of the obligations of Licensee hereunder and notice thereof if provided to Research Institute. Any attempted assignment, transfer or delegation, including any Sublicense in contravention with the terms and conditions of this Agreement shall be null and void. Research Institute has the right to assign or transfer the Licensed Patents, the Technical Information, its obligations and/or benefits hereunder and this Agreement without the consent of Licensee provided that any such assignee is bound by the terms and conditions herein. A Change of Control shall be treated like a transfer of this Agreement. This Agreement shall be binding on the Parties and their successors and assigns and shall inure to the benefit of the Parties and their permitted successors and assigns. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party.

12.3 Entire Agreement; Amendments. This Agreement including its Exhibits contain the entire understanding of the Parties as of the Effective Date with respect to the subject matter herein and supersedes all other prior communications, agreements (including the Exclusive Option Agreement), or understandings, written or oral with respect to this Agreement subject to the surviving obligations therein and this Agreement; provided, however, the Sponsored Research Agreement will remain in effect following the Effective Date, and the Ancillary Agreements will remain in effect following the Effective Date solely to effectuate payment obligations of Licensee therein. All other terms in the Exclusive Option Agreement and Ancillary Agreements are terminated as of the Effective Date of this Agreement. The Parties may, from time to time during the Term, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties and only if such instrument specifically states that it is an amendment to this Agreement. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed for or against either Party.

12.4 Severability. The terms and conditions of this Agreement are severable, and in the event that any term or condition of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term or condition shall be reformed if possible, but only to the extent necessary to remove such invalidity, illegality or unenforceability in such jurisdiction and to effectuate the intent of the Parties as evidenced on the Effective Date. If reformation is not possible, then that term or condition shall be deleted and neither the validity, legality or enforceability of remaining terms and conditions nor the validity, legality or enforceability of the

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deleted term or condition in any jurisdiction where it is valid, legal or enforceable shall in any way be affected or impaired thereby.

12.5 Waiver. No waiver by either Party of any term or condition of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent act or omission, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege or to insist upon compliance with any term or condition of this Agreement be deemed a waiver of such right, power or privilege or excuse a similar subsequent failure to perform any such term or condition. All waivers must be in writing and signed by the Party granting such waiver.

12.6 No Agency. The relationship between the Parties is that of independent contractors. Neither Party shall be deemed to be an agent, employee, joint venturer or partner of the other and neither Party shall have any right or authority to assume or create any obligation or responsibility on behalf of the other Party or to bind that Party in any manner.

12.7 Governing Law. This Agreement shall be governed solely by the laws of the state of Ohio, without regard to any choice-of-law provisions, the Uniform Commercial Code or the International Convention on the Sale of Goods. In any litigation or arbitration arising under or relating to the terms and conditions of this Agreement, the prevailing Party or Parties shall be entitled to recover all documented costs and expenses of the suit, action or proceeding, including reasonable attorneys’ fees and court and/or arbitration costs.

12.8 Jurisdiction and Forum. The state and federal courts located in Franklin County in the state of Ohio shall have exclusive jurisdiction over any claim or dispute resulting from, relating to or arising out of this Agreement. Licensee hereby irrevocably consents to the exclusive jurisdiction of such courts and irrevocably waives any claim of inconvenient forum.

12.9 Export Control. It is understood that Research Institute is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States government and/or may require written assurances by Licensee that it shall not export data or commodities to certain foreign countries without prior approval of such agency. Research Institute neither represents that a license is required, nor that, if required, it shall be issued.

Article XIII
SPECIAL PROVISIONS

13.1 Product IND and Orphan Drug Designation. Research Institute shall initiate the transfer of title to Licensee of the Product IND and submit a written notice to FDA and any other applicable Regulatory Authorities thereof within [**] following the Effective Date. As soon as reasonably practicable following the date on which the FDA provides written acknowledgement of the transfer of the Product IND to Licensee, and subject to the terms and conditions of this Agreement, Research Institute shall transfer title and assign to Licensee the Product IND, copies (true, accurate and unredacted) of all associated correspondence with any Regulatory Authority, and copies (true, accurate and unredacted) of all associated regulatory filings or documents, in all cases in totality existing as of the date of transfer, including any Orphan Drug Designation for a Licensed Product

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necessary or desirable for Licensee to undertake clinical development, including Regulatory Approvals, and commercialization of Licensed Products. Following such assignment, Licensee shall continue to have the exclusive license to the Exclusive Technical Information under Section 2.1.2 that is not assigned by the preceding sentence and Research Institute agrees to provide to Licensee as reasonably necessary all information owned by Research Institute with respect to satisfying Licensee’s obligations as the sponsor of Product IND and holder of the Orphan Drug Designation. Immediately upon termination of this Agreement by Research Institute pursuant to Section 11.2.2, Licensee hereby agrees to assign and assigns all right, title an interest back to Research Institute in Product IND and/or any associated Orphan Drug Designations, copies (true, accurate and unredacted) of all associated correspondence with any Regulatory Authority, and copies (true, accurate and unredacted) of all associated regulatory filings or documents, in all cases in totality existing as of the date of such termination. For the avoidance of doubt and unless this Agreement earlier terminates, Research Institute shall not be permitted to transfer the Product IND or any associated Orphan Drug Designation, copies of any associated correspondence with any Regulatory Authority or copies of any associated regulatory filings or documents to any Third Party prior to the transfer of Product IND or the Orphan Drug Designation to Licensee in accordance with this Section 13.1. Except in connection with a permitted assignment of this Agreement in accordance with Section 12.2, Licensee shall not transfer, assign or otherwise encumber Product IND and/or any associated Orphan Drug Designations, copies of all associated correspondence with any Regulatory Authority, and copies of all associated regulatory filings or documents, in all cases in totality existing as of the date of such termination. Licensee shall execute all documents and take any lawfully requested action to effectuate any assignment back to Research Institute under this Section 13.1. Notwithstanding anything to the contrary, Research Institute, on behalf of itself, its Affiliates and entities contracting with any of the foregoing, shall have the irrevocable right to reference data filed in the Product IND and/or any other regulatory filing referring to the Technical Information but not for Licensed Product in the Field of Use.

13.2 Clinical Trial Agreement. Within [**] following the date on which Research Institute completes the transfer of title and assignment to Licensee of the Product IND pursuant to Section 13.1, the Parties shall negotiate a clinical trial agreement governing the rights and obligations of the Parties with respect to conduct of the Phase I/IIa Trial, which agreement shall have substantially the same intellectual property terms as the Sponsored Research Agreement.

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The Parties have executed this Agreement by their duly authorized officers or representatives, in one or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument as of the Effective Date.

Research Institute AT NATIONWIDE CHILDREN’S HOSPITAL By: /s/ Matthew McFarland Matthew McFarland, Vice President, Commercial and Industry Relations Date 10/8/2018	SAREPTA THERAPEUTICS, INC. By: /s/ Doug Ingram Name: Doug Ingram Title: President & Chief Executive Officer Date 10/8/2018

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